Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. REPORTS RESULTS

FOR THE THREE AND SIX MONTHS ENDED AUGUST 31, 2014 AND

DECLARES QUARTERLY DIVIDEND

Midlothian, September 22, 2014 — Ennis, Inc. (the “Company”), (NYSE: EBF), today reported financial results for the three and six months ended August 31, 2014. Highlights for the quarter are:

•	Consolidated net sales increased 7.5% over the previous quarter and 12.2% over the previous year’s comparable quarter.

•	Diluted earnings per share increased 25.8% over the previous quarter and 2.6% over the previous year’s comparable quarter.

Financial Overview

The Company’s consolidated net sales for the second quarter ended August 31, 2014 increased to $151.8 million compared to $135.3 million for the same quarter last year, an improvement of 12.2%. Print sales increased 23.9% from $79.0 million to $97.9 million, while apparel sales declined 4.1% from $56.3 million to $54.0 million. Although apparel sales improved on a volume basis by 1.0% for the quarter, a 5.1% decrease in average selling price during the period resulted in a decrease in revenues. Apparel sales continue to be impacted by the weak domestic retail environment, which is impacting both volume and pricing. Consolidated gross profit margin (“margin”) for the second quarter increased $1.5 million, or 4.1%, from $36.7 million to $38.2 million. For the three month period, print margin increased from 30.0% to 31.1%, while apparel margin decreased from 23.1% to 14.3%, primarily due to pricing pressures in the marketplace. As a result, net earnings increased from $9.8 million, or 7.2% of net sales, for the second quarter ended August 31, 2013 to $10.0 million, or 6.6% of net sales, for the second quarter ended August 31, 2014. Diluted earnings per share increased 2.6% from $0.38 for the 2013 quarter to $0.39 for the 2014 quarter.

The Company’s consolidated net sales for the six month period increased from $273.8 million to $293.0 million, or 7.0%. Print sales were $186.3 million, compared to $160.4 million for the same period last year, an increase of $25.9 million, or 16.1%. Apparel sales were $106.8 million, compared to $113.4 million for the same period last year, a decrease of $6.6 million or 5.8%. Apparel revenue’s volume declined by 0.8% and price declined by 5.0% for the comparable period. Consolidated margin increased on a dollar basis from $72.5 million to $73.6 million and decreased on a percentage basis from 26.5% to 25.1% for the six months ended August 31, 2013 and 2014, respectively. Print margin increased from 29.9% to 30.8%, as a result of the elimination of duplicative costs associated with the integration of acquisitions. Apparel margin decreased from 21.7% to 15.1% due to lower selling prices and higher input costs. As a result, consolidated net earnings decreased slightly from $18.3 million, or 6.7% of net sales, for the six months ended August 31, 2013 to $18.0 million, or 6.2% of net sales, for the six months ended August 31, 2014. Diluted earnings per share decreased 1.4% from $0.70 to $0.69 for the six months ended August 31, 2013 and 2014, respectively.

Non-GAAP Reconciliations

The Company believes the non-GAAP financial measure of EBITDA (EBITDA is calculated as net earnings before interest, taxes, depreciation, and amortization) provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and is more useful in assessing management performance. In addition, EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes this non-GAAP financial measure is useful in evaluating Ennis, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

During the second quarter, the Company generated $20.5 million in EBITDA compared to $19.0 million for the comparable quarter last year. For the six month period ended August 31, 2014, the Company generated $37.8 million of EBITDA compared to $35.9 million for the comparable period last year.

The following table reconciles EBITDA, a non-GAAP financial measure, to the most comparable GAAP measure, net earnings (dollars in thousands):

	Three months ended		Six months ended
	August 31,		August 31,
	2014	2013	2014	2013
Net earnings	$10,016	$9,801	$18,048	$18,307
Income taxes	5,883	5,754	10,600	10,751
Interest expense	525	216	1,027	467
Depreciation/amortization	4,096	3,198	8,132	6,417

EBITDA (non-GAAP)	$20,520	$18,969	$37,807	$35,942

% of sales	13.5%	14.0%	12.9%	13.1%

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “Overall we are pleased with the results for the second quarter. Our print margins improved as we continue to make operational improvements at our recent acquisitions. Our apparel margins and operating results continue to be impacted by a challenging domestic retail environment. The market appeared to improve both from a volume and pricing perspective during the quarter, with apparel sales on a linked quarter basis up 2.3%, volume up 1.1% and price up 1.2%. However, the overall domestic retail market continues to be rather lethargic. Given this rather subdued environment, we believe discounting continues to be prevalent in the marketplace as a strategy by big-box retailers to maintain market share. As such, the ability for manufacturers to raise prices to account for increases in input costs remains difficult, resulting in margins being compressed below historical levels. A potentially favorable impact is cotton futures which have recently started to decline. This may positively impact manufacturers’ margins, once their current finished goods have turned, if they won’t be forced into additional discounted pricing due to continuing market pressures. On the print front, we are pleased with the integration of our recent print acquisitions and the improved margins on the print group as a whole. Overall, while the retail market continues to be anemic, we will continue to stay vigilant to the task at hand.”

In Other News

The Company announced today that the Board of Directors has declared a quarterly cash dividend of 17 1/2 cents a share on its common stock. The dividend is payable November 3, 2014 to shareholders of record on October 8, 2014.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-Shirts and distributes T-Shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor under The Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment, the Company’s ability to adapt and expand its services in such an environment, the variability in the prices of paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2014, and its subsequent quarterly reports on Form 10-Q for its 2015 fiscal year. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com

Condensed Financial Information

(In thousands, except share and per share amounts)

	Three months ended		Six months ended
	August 31,		August 31,
	2014	2013	2014	2013
Condensed Operating Results
Revenues	$151,841	$135,288	$293,027	$273,754
Cost of goods sold	113,653	98,629	219,451	201,300

Gross profit margin	38,188	36,659	73,576	72,454
Operating expenses	21,821	20,835	43,615	43,033

Operating income	16,367	15,824	29,961	29,421
Other expense	468	269	1,313	363

Earnings before income taxes	15,899	15,555	28,648	29,058
Income tax expense	5,883	5,754	10,600	10,751

Net earnings	$10,016	$9,801	$18,048	$18,307

Weighted average common shares outstanding
Basic	25,990,496	26,102,129	25,991,444	26,078,188

Diluted	26,002,701	26,128,655	26,004,549	26,098,420

Earnings per share
Basic	$0.39	$0.38	$0.69	$0.70

Diluted	$0.39	$0.38	$0.69	$0.70

	August 31,	February 28,
	2014	2014
Condensed Balance Sheet Information
Assets
Current assets
Cash	$13,782	$5,316
Accounts receivable, net	67,013	63,695
Inventories, net	125,830	130,095
Other	16,681	15,037

	223,306	214,143

Property, plant & equipment	91,032	91,565
Other	231,683	230,639

	$546,021	$536,347

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$23,584	$22,062
Accrued expenses	20,393	19,815

	43,977	41,877

Long-term debt	104,000	105,500
Other non-current liabilities	26,979	26,035

Total liabilities	174,956	173,412

Shareholders’ equity	371,065	362,935

	$546,021	$536,347

	Six months ended August 31,
	2014	2013
Condensed Cash Flow Information
Cash provided by operating activities	$32,338	$40,104
Cash used in investing activities	(11,414)	(1,204)
Cash used in financing activities	(12,638)	(27,043)
Effect of exchange rates on cash	180	(408)

Change in cash	8,466	11,449
Cash at beginning of period	5,316	6,232

Cash at end of period	$13,782	$17,681